Exhibit 10.15
                  AGREEMENT FOR CONSULTING SERVICES

Recommend to the Board for approval.

    This Agreement is made as of this 31st day of December, 1994, between DONALD I. MORITZ ("Consultant") and EQUITABLE RESOURCES, INC. ("Equitable") a Pennsylvania corporation.
    WHEREAS, Consultant has served Equitable in a long and successful term as Chief Executive Officer and has developed a keen knowledge of the business operations of Equitable and the natural gas industry in general; and
    WHEREAS, it is desirable for Equitable to enter into a Consulting Agreement with Consultant to continue to have the benefit of his experience and knowledge.
    NOW, THEREFORE, in consideration of the foregoing premises and of other good and valuable consideration, the receipt of which is hereby acknowledged and intending to be legally bound, the parties agree as follows:
    1. Consultant will provide advice and counsel from a business and legal perspective for specific business expansion opportunities in the United States and internationally for existing operating units.
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    2. Consultant will provide advice and counsel regarding
potential merger and acquisition opportunities and specifically provide advice on negotiation strategy, industry contacts, and financial and organization impact.
    3. Consultant will provide advice and counsel
concerning potential organizational structural impacts resulting from the reengineering of Equitable.
    4. Consultant will provide advice and counsel in such other areas as Equitable may request and Consultant agrees to perform.
    5. The term of this contract is for a maximum of three
(3) years.
    6. Equitable shall pay Consultant a retainer of
$125,000 for the first year of this Agreement. This fee shall be in addition to all applicable Board of Directors' fees as long as Consultant is a member of the Board of Directors.
    7. At the end of calendar year 1995, the President and CEO shall provide the Compensation Committee with an evaluation of Consultant's performance as well as the recommended services and retainer for the next twelve-month period.
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    8. A copy of the 1995 projects is attached hereto.
    9. This Agreement shall be governed by the Laws of the Commonwealth of Pennsylvania.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


EQUITABLE RESOURCES, INC.          CONSULTANT


By:  s/ Frederick H. Abrew         by:  s/ Donald I. Moritz
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                       1995 Consultant Projects
a.  Board Governance Research Project
    Current interest suggests that Board Governance is an
important issue.  Equitable Resources, while at the
forefront of many Board issues, has never undertaken a
comprehensive review of the matter with the intent of
informing the Board of pertinent issues and recommended
action.  I have asked Don to study these Board Governance
and performance issues and present recommendations to the
Board of Directors for consideration.

b.  Investor Relations

    Don will be assigned the responsibility to research and develop an overarching communication plan that will improve the investment community's understanding of the values contained in ERI's integrated business strategy.

c.  L.I.G.

    Recent acquisitions have not been well understood by the investment community and, consequently, anticipated shareholder value has not been achieved. Consequently, I have assigned Don the responsibility to oversee the implementation of current business plan for L.I.G. to ensure that ERI achieves the maximum value of the plan that management has prescribed.

d.  Monumental Butte

    Don will oversee a research and development project intended to identify and develop a strategy that ERI management can implement that will improve the economic results of the Monumental Butte project. In our judgment, the investment community has not given us the valuation that we believe this project deserves suggesting that a different approach be undertaken.